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                                                                    EXHIBIT 99.1

                                  [VIAVID LOGO]

ViaVid Broadcasting Reports Fiscal 2004 Third Quarter and Nine-Month Results

February 14, 2005 - ViaVid Broadcasting Inc. (OTC-BB: VVDB), a provider of teleconferencing, web conferencing, transcription and support services, has announced its third quarter results for the three and nine-month periods ending December 31, 2004.

For the quarter and nine months ended December 31, 2004, revenues were $258,732 and $739,128, respectively, compared to $183,966 and $516,410 in the comparable periods of the previous year. Revenues increased 41% for the quarter and 43% for the year-to-year nine-month periods.

Net loss for the quarter was $8,035, or ($0.00) per share, compared to $32,183, or ($0.00) per share, in the same quarter last year. Net loss for the first nine months of the fiscal year was $84,226, or ($0.01) per share, compared to $80,923, or ($0.00) per share, in the comparable prior period.

For the quarter and nine months ended December 31, 2004, our operating expenses were $267,783 and $824,010, respectively, compared to 216,188 and $597,444 in the comparable periods of the previous year. The increased operating expenses are primarily the result of increased conferencing costs incurred from the increase in conferencing business.

Cash and receivables at December 31, 2004 were $290,694, while Accounts Payable and accrued liabilities were at $235,599.

         CAUTIONARY STATEMENT: This press release includes "forward-looking statements" as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements made herein and elsewhere concerning VIAVID include, but are not limited to, our plans and objectives for our future operations, including plans or objectives relating to our services, , our plans and objectives regarding revenues and expenses in future periods, our needs for capital expenditures, our ability to maintain our competitive position, our plans and objectives and needs to raise additional capital, the terms on which such capital can be raised, the period over which any capital available currently to us or raised in the future will be sufficient to meet our current or future levels of operating and other expenses, and our plans regarding the uses of that capital, as well as any other prospective financial information concerning us. We cannot assure you that we will be successful in growing our user and customer base as we plan, attracting companies to use our Internet-based communication services for the dissemination of their news information, realizing material amounts of webcasting or other revenues, achieving any commercial advantage relative to other financial news dissemination media companies or raising the additional capital required to support our operations or the terms and conditions on which such capital can be raised. If our assumptions are incorrect or our webcasting or other growth plans or plans to realize revenues or raise additional capital fail to materialize, we may be unsuccessful in developing as a viable business enterprise. Under such circumstance your entire investment will be in jeopardy and may be lost. Our business plan has evolved over time, and we expect that our plans will evolve further in the future. We caution you that various risk factors relating to our forward looking statements are described, among other places, in our Annual Reports on Form 10K-SB, Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans.


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VIAVID BROADCASTING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)
(Unaudited)


======================================== ================ ================ ================ ================
                                            Three Months     Three Months      Nine Months      Nine Months
                                                   Ended            Ended            Ended            Ended
                                            December 31,     December 31,     December 31,     December 31,
                                                    2004             2003             2004             2003
---------------------------------------- ---------------- ---------------- ---------------- ----------------
REVENUE
    Broadcast and web income             $       258,732  $       183,966  $       739,128  $       516,410
                                         ---------------  ---------------  ---------------  ---------------

EXPENSES
    Amortization                                   5,804            6,367           16,642           18,590
    Conference calls                             138,231           75,850          353,547          212,275
    Consulting                                    51,525           83,273          210,451          212,836
    Interest                                       1,126            1,330            3,433            3,843
    Office and miscellaneous                      41,649           29,488          128,954           79,856
    Professional fees                              5,717            6,065           38,904           23,710
    Rent                                           4,869               78           13,119            4,396
    Salaries and benefits                         16,929           13,598           54,326           38,413
    Travel and promotion                           1,933              139            4,634            3,525
                                         ---------------  ---------------  ---------------  ---------------

                                                 267,783          216,188          824,010          597,444
                                         ---------------  ---------------  ---------------  ---------------

LOSS BEFORE OTHER ITEMS                           (9,051)         (32,222)         (84,882)         (81,034)


OTHER ITEMS
    Gain on sale of property and                     913                -              456               -
       equipment
    Interest income                                  103               39              200              111
                                         ---------------  ---------------  ---------------  ---------------

LOSS FOR THE PERIOD                      $        (8,035) $       (32,183) $       (84,226) $       (80,923)
======================================== ================ ================ ================ ================

BASIC AND DILUTED LOSS PER COMMON
    SHARE                                $        (0.00)  $        (0.00)  $        (0.01)  $        (0.00)
======================================== ================ ================ ================ ================

WEIGHTED AVERAGE NUMBER OF
    SHARES OF COMMON STOCK
    OUTSTANDING                               14,838,000       12,990,000       14,587,437       12,730,000
======================================== ================ ================ ================ ================
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For more information regarding this release please contact:

ViaVid Broadcasting Inc.
Bob Gamon
Tel: 1-888-562-0262